WASHINGTON REAL ESTATE INVESTMENT TRUST	NEWS RELEASE
CONTACT:	6110 Executive Blvd., Suite 800
William T. Camp	Rockville, Maryland 20852
Executive Vice President and	Tel 301-984-9400
Chief Financial Officer	Fax 301-984-9610
E-Mail: bcamp@writ.com	www.washingtonreit.com

April 24, 2014

WASHINGTON REAL ESTATE INVESTMENT TRUST ANNOUNCES FIRST QUARTER FINANCIAL AND OPERATING RESULTS

Washington Real Estate Investment Trust (“Washington REIT” or the “Company”) (NYSE: WRE), a leading owner and operator of diversified properties in the Washington, D.C. region, reported financial and operating results today for the quarter ended March 31, 2014:

First Quarter 2014 Highlights

•	Generated Core Funds from Operations (FFO) of $0.36 per fully diluted share for the quarter

•	Improved overall same-store physical occupancy 70 bps with the office and retail portfolios increasing 140 bps and 120 bps over first quarter 2013, respectively

•
Executed 50 new and renewal commercial leases totaling 159,978 square feet at an average rental rate increase of 16.6% over in-place rents for new leases and average rental rate increase of 13.1% over in-place rents for renewal leases

•	Completed transactions III & IV of the Medical Office Portfolio sale for $193.6 million

•	Acquired Yale West, a 216 unit Class A apartment building located in Washington, DC for $73 million

•	Acquired The Army Navy Club Building, a 108,000 square foot Class A office building located in Washington, DC for $79 million

•	Announced the appointment of Mr. Thomas Q. Bakke as the company's Executive Vice President and Chief Operating Officer

"Throughout the first quarter, Washington REIT continued to gain momentum as tenants who signed leases in 2013 took occupancy and began paying rent," said Paul T. McDermott, President and Chief Executive Officer. "In addition to increasing same-store occupancy, we also experienced rental rate growth across all of our divisions during the quarter. Our residential portfolio continued to be impacted by competitive pressures related to an oversupply of residential units, an extended construction pipeline and declining occupancy trajectories."

“We are continuing to execute on our strategy that has a sharpened focus on high-quality office, retail and residential properties with strong growth potential in Washington, DC and the Greater Washington region. To that end, we acquired two strategic properties this quarter, Yale West and The Army Navy Club Building, which strengthen our multifamily and office portfolios, respectively. Both of these properties are high quality assets in amenity rich locations, with exceptional demographics and strong Metro accessibility. Going forward, we are confident that the actions we are taking will enable Washington REIT to generate long-term growth and value creation for shareholders," said Mr. McDermott.

Financial Highlights

Core Funds from Operations(1), defined as Funds from Operations(1) (“FFO”) excluding acquisition expense, gains or losses on extinguishment of debt, severance expense and impairment, was $24.1 million, or $0.36 per diluted share for the quarter ended March 31, 2014, compared to $29.7 million, or $0.44 per diluted share for the prior year period.

Washington Real Estate Investment Trust

FFO for the quarter ended March 31, 2014 was $21.0 million, or $0.31 per diluted share, compared to $29.7 million, or $0.44 per diluted share, in the same period one year ago.

Net income attributable to the controlling interests for the quarter ended March 31, 2014 was $104.6 million, or $1.56 per diluted share, compared to $7.3 million, or $0.11 per diluted share, in the same period one year ago. During the quarter, gain on sale of real estate was $106.3 million, or $1.59 per diluted share, compared to $3.2 million, or $0.05 per diluted share, in the same period one year ago. This increase in gain on sale is associated with transactions III and IV of the Medical Office Portfolio sale.

Operating Results

The Company's overall portfolio Net Operating Income (“NOI”)(2) was $42.3 million compared to $42.0 million in the same period one year ago and $42.9 million in the fourth quarter of 2013. Overall portfolio physical occupancy for the first quarter was 88.4%, compared to 88.6% in the same period one year ago and 88.8% in the fourth quarter of 2013.

Same-store(3) portfolio physical occupancy for the first quarter was 90.2%, compared to 89.5% in the same period one year ago and 89.4% in the fourth quarter of 2013. Same-store portfolio NOI for the first quarter decreased 0.4% compared to the same period one year ago and rental rate growth was 1.0%.

▪
Office: 55.3% of Total NOI - Same-store NOI for the first quarter increased 0.3% compared to the same period one year ago. Rental rate growth was 1.1% while same-store physical occupancy increased 140 bps to 86.9%. Sequentially, same-store physical occupancy increased 30 bps compared to the fourth quarter of 2013.

▪
Retail: 24.6% of Total NOI - Same-store NOI for the first quarter increased 1.2% compared to the same period one year ago. Rental rate growth was 0.6% while same-store physical occupancy increased 120 bps to 93.6%. Sequentially, same-store physical occupancy increased 230 bps compared to the fourth quarter of 2013.

▪
Multifamily: 20.1% of Total NOI - Same-store NOI for the first quarter decreased 4.3% compared to the same period one year ago. Rental rate growth was 0.8% while same-store physical occupancy decreased 110 bps to 92.7%. Sequentially, same-store physical occupancy increased 10 bps compared to the fourth quarter of 2013.

Leasing Activity

During the first quarter, Washington REIT signed commercial leases totaling 159,978 square feet, including 72,770 square feet of new leases and 87,208 square feet of renewal leases, as follows (all dollar amounts are on a per square foot basis):

	Square Feet	Weighted Average Term (in years)	Weighted Average Rental Rates	Weighted Average Rental Rate % Increase	Tenant Improvements	Leasing Commissions and Incentives
New:
Office	43,243	7.3	$32.53	13.6%	$45.23	$27.93
Retail	29,527	9.6	30.77	21.7%	1.32	13.15
Total	72,770	8.2	31.81	16.6%	27.41	21.93

Renewal:
Office	60,108	7.0	$37.02	13.2%	$14.92	$21.94
Retail	27,100	3.3	30.92	12.3%	—	1.19
Total	87,208	5.8	35.36	13.1%	10.28	15.49

Acquisition and Disposition Activity

In the first quarter, Washington REIT acquired Yale West, a 216 unit Class A apartment building located in the Mount Vernon Triangle neighborhood of Washington, DC for $73 million. Built in 2011, Yale West is a twelve-story building with a three-level parking garage, located at 443 New York Avenue, NW in Washington's East End. The property is

Washington Real Estate Investment Trust

two blocks from the Mount Vernon Square - Convention Center Metro Station (Green and Yellow Lines) and has accessibility to the amenity rich East End, Central Business District and Capitol Hill workplaces. Washington REIT assumed a $48.2 million, 5.55% mortgage maturing on January 1, 2052 with optional prepayment ability beginning January 1, 2015. The balance of the purchase price was funded with available proceeds from the recent Medical Office Portfolio sale.

Washington REIT also acquired The Army Navy Club Building, a 108,000 square foot Class A office building located at 1627 Eye Street, NW in Washington, DC's Central Business District for $79 million. Originally constructed in 1912, The Army Navy Club building is a twelve-story building with a three-level parking garage located on the corner of Farragut Square. The property was completely redeveloped and expanded in 1987 when four additional floors were added to the property. The Army Navy Club is one block from the Farragut West (Blue and Orange Lines) and Farragut North (Red Line) Metro Stations. Washington REIT assumed a $52.6 million, 3.45% mortgage maturing on May 1, 2017 with optional prepayment ability beginning May 1, 2014. The balance of the purchase price was funded with available proceeds from the recent Medical Office Portfolio sale.

As previously announced, in the first quarter, Washington REIT completed transactions III & IV of The Medical Office Portfolio sale comprising approximately 427,000 square feet for a total of $193.6 million, or $453 per square foot. The aggregate sale proceeds for the entire Medical Office Portfolio were $500.8 million.

Other Developments

Subsequent to quarter end, Washington REIT announced the appointment of Mr. Thomas Q. Bakke as the company's Executive Vice President and Chief Operating Officer. Mr. Bakke joins Washington REIT with more than 25 years of real estate experience and will be responsible for overseeing all aspects of Washington REIT's real estate operations, including asset management, marketing, leasing, property management and development.

Dividends

On March 31, 2014, Washington REIT paid a quarterly dividend of $0.30 per share.

Conference Call Information

The Conference Call for 1st Quarter Earnings is scheduled for Friday, April 25, 2014 at 11:00 A.M. Eastern time. Conference Call access information is as follows:

USA Toll Free Number:            1-877-407-6177
International Toll Number:        1-201-689-8055

The instant replay of the Conference Call will be available until May 9, 2014 at 11:59 P.M. Eastern time. Instant replay access information is as follows:

USA Toll Free Number:            1-877-660-6853
International Toll Number:        1-201-612-7415
Conference ID:                13579372

The live on-demand webcast of the Conference Call will be available on the Investor section of Washington REIT's website at www.washingtonreit.com. On-line playback of the webcast will be available for two weeks following the Conference Call.

About Washington REIT

Washington REIT is a self-administered, self-managed, equity real estate investment trust investing in income-producing properties in the greater Washington metro region. Washington REIT owns a diversified portfolio of 53 properties, totaling approximately 7 million square feet of commercial space and 2,890 multifamily units, and land held for development. These 53 properties consist of 24 office properties, 16 retail centers and 13 multifamily properties. Washington REIT shares are publicly traded on the New York Stock Exchange (NYSE:WRE).
Note: Washington REIT's press releases and supplemental financial information are available on the company website at www.washingtonreit.com or by contacting Investor Relations at (301) 984-9400.

Washington Real Estate Investment Trust

Certain statements in our earnings release and on our conference call are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements involve known and unknown risks, uncertainties, and other factors that may cause actual results to differ materially. Such risks, uncertainties and other factors include, but are not limited to, the potential for federal government budget reductions, changes in general and local economic and real estate market conditions, the timing and pricing of lease transactions, the availability and cost of capital, fluctuations in interest rates, tenants' financial conditions, levels of competition, the effect of government regulation, the impact of newly adopted accounting principles, and other risks and uncertainties detailed from time to time in our filings with the SEC, including our 2013 Form 10-K. We assume no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

(1) Funds From Operations (“FFO”) - The National Association of Real Estate Investment Trusts, Inc. (“NAREIT”) defines FFO (April, 2002 White Paper) as net income (computed in accordance with generally accepted accounting principles (“GAAP”)) excluding gains (or losses) associated with sales of property, impairment of depreciable real estate and real estate depreciation and amortization. FFO is a non-GAAP measure and does not replace net income as a measure of performance or net cash provided by operating activities as a measure of liquidity. We consider FFO to be a standard supplemental measure for equity real estate investment trusts (“REITs”) because it facilitates an understanding of the operating performance of our properties without giving effect to real estate depreciation and amortization, which historically assumes that the value of real estate assets diminishes predictably over time. Since real estate values have instead historically risen or fallen with market conditions, we believe that FFO more accurately provides investors an indication of our ability to incur and service debt, make capital expenditures and fund other needs.

Core Funds From Operations (“Core FFO”) is calculated by adjusting FFO for the following items (which we believe are not indicative of the performance of Washington REIT's operating portfolio and affect the comparative measurement of Washington REIT's operating performance over time): (1) gains or losses on extinguishment of debt, (2) costs related to the acquisition of properties, (3) severance expense related to corporate reorganization and related to the prior CEO's retirement and (4) property impairments not already excluded from FFO, as appropriate. These items can vary greatly from period to period, depending upon the volume of our acquisition activity and debt retirements, among other factors. We believe that by excluding these items, Core FFO serves as a useful, supplementary measure of Washington REIT's ability to incur and service debt and to distribute dividends to its shareholders. Core FFO is a non-GAAP and non-standardized measure and may be calculated differently by other REITs.

(2) Net Operating Income (“NOI”), defined as real estate rental revenue less real estate expenses, is a non-GAAP measure. NOI is calculated as net income, less non-real estate revenue and the results of discontinued operations (including the gain on sale, if any), plus interest expense, depreciation and amortization, general and administrative expenses, acquisition costs and real estate impairment. We provide NOI as a supplement to net income calculated in accordance with GAAP. As such, it should not be considered an alternative to net income as an indication of our operating performance. It is the primary performance measure we use to assess the results of our operations at the property level.

(3) For purposes of evaluating comparative operating performance, we categorize our properties as “same-store” or “non-same-store”. A same-store property is one that was owned for the entirety of the periods being evaluated and excludes properties under redevelopment or development and properties purchased or sold at any time during the periods being compared. A non-same-store property is one that was acquired, under redevelopment or development, or placed into service during either of the periods being evaluated. We define redevelopment properties as those for which we expect to spend significant development and construction costs on existing or acquired buildings pursuant to a formal plan which has a current impact on operating results, occupancy and the ability to lease space with the intended result of a higher economic return on the property. Properties under redevelopment or development are included within the non-same-store properties beginning in the period during which redevelopment or development activities commence. Redevelopment and development properties are included in the same-store pool upon completion of the redevelopment or development, and the earlier of achieving 90% occupancy or two years after completion.

(4) Funds Available for Distribution (“FAD”) is a non-GAAP measure. It is calculated by subtracting from FFO (1) recurring expenditures, tenant improvements and leasing costs that are capitalized and amortized and are necessary to maintain our properties and revenue stream and (2) straight-line rents, then adding (3) non-real estate depreciation and amortization, (4) amortization of restricted share and unit compensation, and adding or subtracting amortization of lease intangibles, as appropriate. We consider FAD to be a measure of a REIT's ability to incur and service debt and to distribute dividends to its shareholders. FAD is a non-standardized measure and may be calculated differently by other REITs.

Washington Real Estate Investment Trust

Physical Occupancy Levels by Same-Store Properties (i) and All Properties
	Physical Occupancy
	Same-Store Properties		All Properties
	1st QTR	1st QTR	1st QTR	1st QTR
Segment	2014	2013	2014	2013
Multifamily	92.7%	93.8%	92.2%	93.8%
Office	86.9%	85.5%	83.7%	85.4%
Medical Office	—%	—%	—%	85.2%
Retail	93.6%	92.4%	93.6%	92.4%

Overall Portfolio	90.2%	89.5%	88.4%	88.6%

(i) Same-Store properties include all stabilized properties that were owned for the entirety of the current and prior reporting periods, and exclude properties under redevelopment or development and properties purchased or sold at any time during the periods being compared. We define redevelopment properties as those for which we expect to spend significant development and construction costs on existing or acquired buildings pursuant to a formal plan which has a current impact on operating results, occupancy and the ability to lease space with the intended result of a higher economic return on the property. Redevelopment and development properties are included in the same-store pool upon completion of the redevelopment or development, and the earlier of achieving 90% occupancy or two years after completion. For Q1 2014 and Q1 2013, same-store properties exclude:

Multifamily Acquisitions: The Paramount and Yale West;
Office Acquisition: The Army Navy Club Building;
Office Redevelopment: 7900 Westpark Drive;
Retail Acquisitions: none.

Also excluded from Same-Store Properties in Q1 2014 and Q1 2013 are:

Sold Properties: The Atrium Building and the Medical Office Portfolio (Woodholme Center, 6565 Arlington Boulevard, 2440 M Street, 15001 Shady Grove Road, 15005 Shady Grove Road, 19500 at Riverside Park (formerly Lansdowne Medical Office Building), 9707 Medical Center Drive, CentreMed I and II, 8301 Arlington Boulevard, Sterling Medical Office Building, Shady Grove Medical Village II, Alexandria Professional Center, Ashburn Farm Office Park I, II and III, Woodholme Medical Office Building, Woodburn Medical Park I and II, and Prosperity Medical Center I, II and III).

Washington Real Estate Investment Trust

WASHINGTON REAL ESTATE INVESTMENT TRUST
FINANCIAL HIGHLIGHTS
(In thousands, except per share data)
(Unaudited)

	Three Months Ended March 31,
OPERATING RESULTS	2014	2013
Revenue
Real estate rental revenue	$68,611	$64,560
Expenses
Real estate expenses	26,342	22,554
Depreciation and amortization	22,753	21,123
Acquisition costs	3,045	213
General and administrative	4,429	3,862
	56,569	47,752
Real estate operating income	12,042	16,808
Other income (expense):
Interest expense	(14,530)	(16,190)
Other income	223	239
	(14,307)	(15,951)

(Loss) income from continuing operations	(2,265)	857

Discontinued operations:
Income from operations of properties sold or held for sale	546	3,283
Gain on sale of real estate	106,273	3,195
Net income	104,554	7,335
Less: Net income attributable to noncontrolling interests in subsidiaries	—	—
Net income attributable to the controlling interests	$104,554	$7,335

(Loss) income from continuing operations	(2,265)	857
Continuing operations real estate depreciation and amortization	22,753	21,123
Funds from continuing operations(1)	$20,488	$21,980

Income from operations of properties sold or held for sale	546	3,283
Discontinued operations real estate depreciation and amortization	—	4,401
Funds from discontinued operations	546	7,684

Funds from operations(1)	$21,034	$29,664

Tenant improvements	(4,899)	(3,975)
External and internal leasing commissions capitalized	(1,640)	(2,606)
Recurring capital improvements	(888)	(721)
Straight-line rents, net	(353)	(343)
Non-cash fair value interest expense	195	254
Non real estate depreciation & amortization of debt costs	872	958
Amortization of lease intangibles, net	239	41
Amortization and expensing of restricted share and unit compensation	1,041	1,018
Funds available for distribution(4)	$15,601	$24,290

Note: Certain prior period amounts have been reclassified to conform to the current presentation for discontinued operations.

Washington Real Estate Investment Trust

		Three Months Ended March 31,
Per share data:		2014	2013
(Loss) income from continuing operations	(Basic)	$(0.04)	$0.01
	(Diluted)	$(0.04)	$0.01
Net income	(Basic)	$1.56	$0.11
	(Diluted)	$1.56	$0.11
Funds from continuing operations	(Basic)	$0.31	$0.33
	(Diluted)	$0.31	$0.33
Funds from operations	(Basic)	$0.31	$0.44
	(Diluted)	$0.31	$0.44

Dividends paid		$0.3000	$0.3000

Weighted average shares outstanding		66,701	66,393
Fully diluted weighted average shares outstanding		66,701	66,519
Fully diluted weighted average shares outstanding (for FFO)		66,750	66,519

Washington Real Estate Investment Trust

WASHINGTON REAL ESTATE INVESTMENT TRUST
CONSOLIDATED BALANCE SHEETS
(In thousands, except per share data)

	March 31, 2014
	(unaudited)	December 31, 2013
Assets
Land	$472,056	$426,575
Income producing property	1,784,850	1,675,652
	2,256,906	2,102,227
Accumulated depreciation and amortization	(581,644)	(565,342)
Net income producing property	1,675,262	1,536,885
Development in progress	68,963	61,315
Total real estate held for investment, net	1,744,225	1,598,200
Investment in real estate held for sale, net	—	79,901
Cash and cash equivalents	62,080	130,343
Restricted cash	107,039	9,189
Rents and other receivables, net of allowance for doubtful accounts of $5,719 and $6,783 respectively	52,736	48,756
Prepaid expenses and other assets	109,092	105,004
Other assets related to properties sold or held for sale	—	4,100
Total assets	$2,075,172	$1,975,493

Liabilities
Notes payable	$746,830	$846,703
Mortgage notes payable	404,359	294,671
Lines of credit	—	—
Accounts payable and other liabilities	56,804	51,742
Advance rents	14,688	13,529
Tenant security deposits	8,402	7,869
Liabilities related to properties sold or held for sale	—	1,533
Total liabilities	1,231,083	1,216,047

Equity
Shareholders' equity
Preferred shares; $0.01 par value; 10,000 shares authorized; no shares issued and outstanding	—	—
Shares of beneficial interest, $0.01 par value; 100,000 shares authorized; 66,630 and 66,531 shares issued and outstanding, respectively	666	665
Additional paid-in capital	1,151,353	1,151,174
Distributions in excess of net income	(312,417)	(396,880)
Total shareholders' equity	839,602	754,959

Noncontrolling interests in subsidiaries	4,487	4,487
Total equity	844,089	759,446

Total liabilities and equity	$2,075,172	$1,975,493

Washington Real Estate Investment Trust

The following tables contain reconciliations of net income to same-store net operating income for the periods presented (in thousands):

Quarter Ended March 31, 2014	Multifamily	Office	Retail	Total
Same-store net operating income(3)	$7,603	$21,837	$10,394	$39,834
Add: Net operating income from non-same-store properties(3)	904	1,531	—	2,435
Total net operating income(2)	$8,507	$23,368	$10,394	$42,269
Add/(deduct):
Other income				223
Acquisition costs				(3,045)
Interest expense				(14,530)
Depreciation and amortization				(22,753)
General and administrative expenses				(4,429)
Income from operations of properties sold or held for sale				546
Gain on sale of real estate				106,273
Net income				104,554
Less: Net income attributable to noncontrolling interests in subsidiaries				—
Net income attributable to the controlling interests				$104,554

Quarter Ended March 31, 2013	Multifamily	Office	Retail	Total
Same-store net operating income(3)	$7,943	$21,781	$10,269	$39,993
Add: Net operating income from non-same-store properties(3)	—	2,013	—	2,013
Total net operating income(2)	$7,943	$23,794	$10,269	$42,006
Add/(deduct):
Other income				239
Acquisition costs				(213)
Interest expense				(16,190)
Depreciation and amortization				(21,123)
General and administrative expenses				(3,862)
Income from operations of properties sold or held for sale				3,283
Gain on sale of real estate				3,195
Net income				7,335
Less: Net income attributable to noncontrolling interests in subsidiaries				—
Net income attributable to the controlling interests				$7,335

Washington Real Estate Investment Trust

The following table contains a reconciliation of net income attributable to the controlling interests to core funds from operations for the periods presented (in thousands, except per share data):
		Three Months Ended March 31,
		2014	2013
Net income attributable to the controlling interests		$104,554	$7,335
Add/(deduct):
Real estate depreciation and amortization		22,753	21,123
Discontinued operations:
Gain on sale of real estate		(106,273)	(3,195)
Real estate depreciation and amortization		—	4,401
Funds from operations(1)		21,034	29,664
Add/(deduct):
Acquisition costs		3,045	213
Severance expense		48	(183)
Core funds from operations(1)		$24,127	$29,694

		Three Months Ended March 31,
Per share data:		2014	2013
Funds from operations	(Basic)	$0.31	$0.44
	(Diluted)	$0.31	$0.44
Core FFO	(Basic)	$0.36	$0.45
	(Diluted)	$0.36	$0.44

Weighted average shares outstanding		66,701	66,393
Fully diluted weighted average shares outstanding (for FFO)		66,750	66,519